April 24, 1997






John Hancock Sovereign Bond Fund
101 Huntington Avenue
Boston, MA 02199

RE:   John Hancock Sovereign Bond Fund
         File Nos. 2-48925; 811-2402     (0000045288)
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Ladies and Gentlemen:

In connection with the filing of Amendment No. 25 pursuant to Rule 24e-2 under the Investment Company Act of 1940, as amended, registering by Post-Effective Amendment No. 42 under the Securities Act of 1933, as amended, 2,064,968 shares of the John Hancock Sovereign Bond Fund (the "Trust") in reliance upon Rule 24e-2, it is the opinion of the undersigned that such shares will when sold be legally issued, fully paid and nonassessable.

In connection with this opinion it should be noted that the Trust is an entity of the type generally known as a "Massachusetts business trust." Under Massachusetts law, shareholders of a Massachusetts business trust may be held personally liable for the obligations of the Trust. However, the Trust's Declaration of Trust disclaims shareholder liability for obligations of the Trust and indemnifies shareholders of the Trust, with this indemnification to be paid solely out of the assets of the Trust. Therefore, the shareholders' risk is limited to circumstances in which the assets of the Trust are insufficient to meet the obligations asserted against the Trust's assets.

                                                     Sincerely,

                                                     /s/Timothy M. Fagan

                                                     Timothy M. Fagan
                                                     Assistant Secretary
                                                     Member of Massachusetts Bar